                                  Exhibit 11



                                     EPS



                                                         Three months January
                                                         1997            1996
                                                         ----            ----
Net income (loss)                                       80,390         (103,451)

Preferred Stock dividend requirement                   (54,819)         (66,068)

Net Income (loss) applicable to common
stock                                                   25,571         (169,519)

Average common shares outstanding                   22,263,100       21,761,000

Earnings (loss) per share                                 0.00            (0.01)


Fully diluted earnings (loss) per share:

Net effect of dilutive common share
equivalents based on the treasury stock
method                                               4,531,000        2,887,000

Effect of conversion of preferred shares             5,482,000        6,607,000

Shares for fully diluted eps calculation            32,296,100       32,265,000

Fully diluted earnings (loss) per share                   0.00            (0.01)


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